EXHIBIT 5.1

May 9, 2012

Midway Gold Corp.
Point at Inverness, Suite 280
8310 South Valley Highway
Englewood, Colorado 80112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special British Columbia counsel to Midway Gold Corp. (the "Company"), a corporation governed under the Business Corporations Act (British Columbia) (the "BCBCA"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 7,715,935 common shares of the Company, without par value (the "Shares"), issuable upon exercise of options granted or to be granted under the Company's 2008 stock option plan adopted on May 6, 2003 and amended on May 12, 2008 (the "Option Plan").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies obtained from SEDAR, the electronic filing system of the securities regulatory authorities in Canada, or EDGAR, the electronic filing system of the U.S. Securities and Exchange Commission.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on and subject to the foregoing, we are of the opinion that the Shares are authorized and:

(i)	upon being duly allotted for issue, and

(ii)	upon issuance and payment therefor in accordance with the terms of the Option Plan and any relevant agreements thereunder,

will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the Province of British Columbia, and the federal laws of Canada applicable therein and is limited to the BCBCA.  This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit  that we are the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document without our prior written consent.

Yours truly,

/s/ STIKEMAN ELLIOT LLP

cc        Midway Gold Corp
    Attention:  Fritz Schaudies

cc        Dorsey & Whitney LLP
    Attention: Kenneth G. Sam